                                 SCHEDULE 14A
                                (Rule 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         GENERAL BINDING CORPORATION
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                         GENERAL BINDING CORPORATION
- -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

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   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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    1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[Copywhite]

WILLIAM N. LANE, III
Chairman

                                                                  April 12, 1994

To GBC stockholders:

     You are cordially invited to attend the GBC annual meeting of stockholders, which will be held on Tuesday, May 10, 1994 at 3:30 p.m. at the Holiday Inn North Shore, 5300 W. Touhy Av., Skokie, Illinois.

     At the meeting we shall report to you on the current business and developments at GBC. The Board of Directors and many of our executives will also be present to discuss the affairs of the Company with you. After the meeting, Company products will be demonstrated and refreshments will be served.

     Please sign and return the enclosed proxy card to assure that your shares will be represented. If you plan to attend the meeting, please so indicate in the appropriate space provided on the card. The proxy will not be used if you do attend and wish to vote in person.

                                           Sincerely yours,

                                           WILLIAM N. LANE, III
                                           Chairman

                          GENERAL BINDING CORPORATION

                                   NOTICE OF

                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 10, 1994

                                                            Northbrook, Illinois
                                                                  April 12, 1994

     The annual meeting of the stockholders of General Binding Corporation (the "Company") will be held on Tuesday, the 10th day of May, 1994 at 3:30 p.m. local time, at the Holiday Inn North Shore, 5300 W. Touhy Avenue, Skokie, Illinois for the following purposes:

     1. To elect a board of nine directors for the ensuing year.

     2. To act upon a proposal to ratify the selection of Arthur Andersen & Co. as independent public accountants for the fiscal year 1994.

     3. To transact such other business as may properly come before the meeting.

     The transfer books will not be closed. Only stockholders of record, at the close of business on March 21, 1994, are entitled to notice of and to vote at this meeting or any adjournment thereof.

     In order that your shares may be represented at the meeting, in the event you are not personally present, please sign the proxy and return it in the enclosed envelope.

                                           By order of the Board of Directors

                                             STEVEN RUBIN

                                             Vice President, Secretary &
                                             General Counsel


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN ORDER THAT YOUR SHARES WILL BE VOTED. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.

                          GENERAL BINDING CORPORATION
                                 ONE GBC PLAZA
                           NORTHBROOK, ILLINOIS 60062

                               ------------------

                                PROXY STATEMENT

           FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 10, 1994

                               ------------------

     The enclosed proxy is solicited by the Board of Directors of the Company. It may be revoked at any time before it is exercised, but if not revoked, the shares represented by the proxy will be voted. If the proxy card is marked to indicate a choice, the shares will be voted as directed. If no indication is made, the proxy will be voted FOR the election of directors and FOR the ratification of the selection of Arthur Andersen & Co. as independent auditors. You may revoke your proxy by giving written notice of revocation to the Secretary of the Company at any time before it is voted or by attending the meeting and voting your shares in person. The expense incurred in the solicitation of the proxies will be borne by the Company. In addition to this solicitation by mail, proxies may be solicited by officers, directors, and regular employees of the Company, without extra compensation, personally and by mail, telephone or telegraph. Brokers, nominees, fiduciaries and other custodians will be required to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. This Proxy Statement and the enclosed Proxy are being sent to the stockholders of the Company on or about April 12, 1994.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The voting securities entitled to vote at the meeting are 13,366,236 shares of Common Stock entitled to one vote per share and 2,398,275 shares of Class B Common Stock entitled to fifteen votes per share. The record date for determination of stockholders entitled to vote at the meeting is March 21, 1994. By virtue of Lane Industries, Inc. direct ownership of the Common Stock and Class B Common Stock as described below, it controls 87.6% of the eligible votes at the meeting.

     Lane Industries, Inc. intends to vote its shares for the election as directors of the nominees named herein and to ratify the selection of independent public accountants.

     The following beneficial owners of the Company's equity securities are the only persons known to management of the Company who beneficially owned more than five per cent of any class of the Company's voting securities as of March 1, 1994:

                                                                 AMOUNT
                                                                   AND
                                                                NATURE OF           PERCENT
                                                                BENEFICIAL           OF
   CLASS OF STOCK            NAME AND ADDRESS                   OWNERSHIP           CLASS
- --------------------  ------------------------------            ---------           ----
Class B Common
  Stock.............  Lane Industries, Inc.                     2,398,275(1)(3)      100
                        One Lane Center
                        Northbrook, IL 60062
Common Stock........  Lane Industries, Inc.                     9,628,382(2)(3)       61(4)
                        One Lane Center
                        Northbrook, IL 60062
Common Stock........  Ariel Capital Management, Inc.            2,425,815(5)        15.4(4)
                        307 N. Michigan Ave.
                        Chicago, IL 60601

- ---------------
(1) Class B Common Stock is convertible into Common Stock at the rate of one share of Common Stock for each Class B share upon presentation of a Class B share to the transfer agent.

(2) Includes the 2,398,275 Class B shares described in Note (1).

(3) Lane Industries, Inc. has the sole power to vote and to dispose of these shares. The voting stock of Lane Industries, Inc. is owned by various trusts under which certain members of the family of William N. Lane, deceased, are beneficiaries. William N. Lane, III, Chairman and a Director of the Company and other members of the Lane family are considered to have control of Lane Industries, Inc. by virtue of their control of the voting stock of Lane Industries, Inc. through a Voting Trust Agreement under which they act as Voting Trustees.

(4) As a percent of the outstanding shares after giving effect to the possible conversion of Class B Common Stock described in Note (1).

(5) As of December 31, 1993 based upon information provided in a Schedule 13-G filed with the Securities and Exchange Commission and dated January 21, 1994. Ariel Capital has sole dispositive power over all of these shares, has sole voting power over 1,646,305 of these shares, and shared voting power over 295,540 of these shares.

                             ELECTION OF DIRECTORS

     It is intended that the proxy will be voted for the election of the nine nominees for director named below except in the event any of those named should not continue to be available for election, discretionary authority may be exercised to vote for a substitute. All of the nominees are current directors and were elected by the stockholders. There are no family relationships among any of the nominees.

     No circumstances are now known which would render any nominee named herein unavailable. The nominees of Management for election to the Board of Directors, each to hold office until the next annual meeting, or until his successor is elected, are as follows:

                                                                         COMMON STOCK
                                                                         BENEFICIALLY
                                    FIRST YEAR                              OWNED        PERCENT
                                     ELECTED        PRESENT POSITION       MARCH 1,         OF
          NAME AND AGE               DIRECTOR         WITH COMPANY           1994        CLASS(A)
- ---------------------------------   ----------     -------------------   ------------    --------
Harry J. Bruce, 62...............      1988        Director(b)                7,250           0
James M. Denny, 61...............      1983        Director(c)                1,012           0
Theodore Dimitriou, 67...........      1991        Director(d)                2,000           0
Rudolph Grua, 65.................      1984        President and Chief       80,314(f)       .5
                                                     Executive
                                                     Officer, and
                                                     Director(e)
Thomas V. Kalebic, 50............      1977        Director(g)               50,255(h)       .3
William N. Lane, III, 50.........      1977        Chairman and             216,226(j)      1.4
                                                     Director(i)
Arthur C. Nielsen, Jr., 75.......      1966        Director(k)               25,500          .2
Warren R. Rothwell, 77...........      1961        Director(l)               68,819(m)       .4
Robert J. Stucker, 49............      1987        Director(n)                4,500           0
All Officers and Directors as a
  group..........................                                           948,760(o)      6.0

- ---------------

(a) As a percent of outstanding shares after giving effect to the possible issuance of shares pursuant to the Company's stock option plan described below and the possible conversion of the Class B Common Stock (see note (1) to Voting Securities and Principal Stockholders). Percentages less than .1% are shown as 0%.

(b) Mr. Bruce is a private investor and was the President and Chief Executive Officer of the Illinois Central Railroad from 1983 to March, 1989. He also currently serves as a director of A.P. Green Industries and Duff and Phelps Selected Utilities, Inc. and is a Professor of Management at Florida Atlantic University.

(c) Mr. Denny is the Vice Chairman of Sears, Roebuck and Company, having been named to the position in February, 1992. He first joined Sears as its Vice President, Finance in September, 1986.

(d) Mr. Dimitriou is currently the Chairman, and has been for more than the past prior five years, the Chairman, Chief Executive Officer and a director of Wallace Computer Services, Inc., a leader in the business forms and computer service and supply industry. Mr. Dimitriou also currently serves as a director of the Walgreen Co.

(e) Mr. Grua became the Company's President and Chief Executive Officer and a Director on May 1, 1984. He is also a director of the Varlen Corporation.

(f) Includes 9,250 shares exercisable under stock options by May 1, 1994. Also includes 13,968 shares owned by Mr. Grua's wife, beneficial ownership of which is disclaimed.

(g) Mr. Kalebic is currently Executive Vice President, Chief Operating Officer and a Director of Lane Industries, Inc., a company with hotel, radio broadcasting, farming and ranching operations in addition to other investments. He has been an officer of Lane Industries, Inc. since 1975 (see (j) below). Mr. Kalebic is also a Voting Trustee under the Agreement referenced in note (3) to Voting Securities and Principal Stockholders.

(h) Mr. Kalebic has outstanding options to acquire from Lane Industries, Inc. up to 62,875 shares of the Company's Common Stock at prices ranging from $8.69 to $19.75. Of those outstanding options 17,125 were exercisable on March 1, 1994 but are not included in the figure included in the table.

(i) Mr. Lane is the Chairman, President and a Director of Lane Industries, Inc., and has served in such capacity since September, 1978. He was elected Chairman of General Binding Corporation in May, 1983. He also currently serves as a director of Wallace Computer Services, Inc.

(j) Does not include 9,628,382 shares owned by Lane Industries, Inc., an associate of Mr. Lane, III (see notes (2) and (3) to Voting Securities and Principal Stockholders). Also includes 17,312 shares exercisable under stock options by May 1, 1994.

(k) Mr. Nielsen is the former Chairman and Chief Executive Officer of A. C. Nielsen Co. and now acts as a consultant to that Company.

(l) Mr. Rothwell is Chairman of the Company's Executive Committee. He was the Company's President on an interim basis from November, 1983 to May, 1984. He had previously been the Company's Chairman since November, 1978 until his retirement from that position in May, 1983.

(m) 1,000 of these shares are held in the estate of Mr. Rothwell's deceased wife. 25,606 of these shares are held in a charitable remainder trust over which Mr. Rothwell may indirectly have voting and dispositive powers. Mr. Rothwell disclaims beneficial ownership over 26,606 of these shares.

(n) Mr. Stucker is a partner with the law firm of Vedder, Price, Kaufman & Kammholz. He is also a director of Lane Industries, Inc. (see (j) above). Vedder, Price, Kaufman & Kammholz has performed legal services for the Company and Lane Industries, Inc. for many years and it is anticipated that they will continue to do so in the future.

(o) Includes 352,983 shares owned by the Company's Employee's Profit Sharing Plan. Messrs. Grua, Kalebic, Lane and Rothwell share the power to direct the disposition of these shares as members of the Company's Executive Committee of the Board. The members of the Executive Committee disclaim beneficial ownership of these shares. Also includes 63,062 shares exercisable under stock options or exercisable by May 1, 1994 under the Company's stock option plans.

     As required by the Securities and Exchange Commission rules under Sec. 16 of the Securities and Exchange Act of 1934, the Company is aware that one director and one of its principal stockholders filed untimely reports for transactions in the Company's Common Stock for the year ended December 31, 1993 as follows: Thomas V. Kalebic and Lane Industries, Inc. both filed reports four days late concerning the same transaction in which Mr. Kalebic purchased shares from Lane Industries, Inc. pursuant to an option purchase agreement he has with it.

                         STOCK OWNERSHIP OF MANAGEMENT

     Following is information with respect to the ownership of the Company's Common Stock by those non-director executive officers named in the Senior Executive Compensation Table found on page following.

                                                                                 COMMON STOCK
                                                                                 BENEFICIALLY
                                                                                    OWNED
                                                   PRESENT POSITION                MARCH 1,
                    NAME                             WITH COMPANY                    1994
     ----------------------------------  ------------------------------------    ------------
     Elliott L. Smith..................  Executive Vice President                   15,804(a)
     Govi C. Reddy.....................  Senior Vice President;                      9,617(a)
                                         President, Film Products Division
     John G. Lindroth..................  Senior Vice President;                     15,576(a)
                                         North American Sales

- ---------------
(a) Includes the following number of shares that could be obtained by exercising options under the Company's stock option plans by May 1, 1994 -- 8,657 for Mr. Smith, 5,212 for Mr. Reddy and 1,437 for Mr. Lindroth.

                     BOARD OF DIRECTORS AND COMMITTEE DATA

     The Board of Directors has appointed a standing Audit Committee. No nominating committee has been appointed.

     The current members of the Audit Committee are Messrs. Nielsen (Chairman), Denny, Dimitriou, Kalebic and Lane, III. The Committee (a) recommends to the entire Board the firm to be retained each year as independent public accountants, (b) reviews the scope of the audit to be performed by the public accountants, (c) reviews the reports of the public accountants and (d) periodically meets with the Company's internal auditors and financial management to review the internal audit and control methods and procedures of the Company, reporting thereon to the entire Board. The Audit Committee met four times in 1993.

     The Board has also appointed a standing Executive Committee, which consists of Messrs. Rothwell (Chairman), Lane, Grua, and Kalebic. This Committee is responsible for the review of the Company's operations and finances. Included within these responsibilities is the control and implementation of compensation policies and programs for the Company's senior executives. The Executive Committee met 20 times in 1993.

     There were five meetings of the Board of Directors during 1993. Each member of the Board attended at least 75% of all board and committee meetings of which the director was a member during the year.

                            DIRECTOR'S COMPENSATION

     Directors who are not employees of the Company receive an annual director's fee of $5,000 and are paid $1,000 for each Board meeting attended and $500 for each Audit Committee meeting attended. Employee directors receive $1,000 per meeting for attending regularly scheduled Board meetings. In addition to Board meeting fees, Thomas V. Kalebic receives an annual fee of $10,000 to compensate him for Board Committee participation and for the additional service he provides the Company as a member of its Executive Committee. In addition to the annual and board meeting fees, Warren R. Rothwell receives payments from the Company pursuant to a consulting agreement entered into with the Company in May, 1983. Under the terms of the Agreement, Mr. Rothwell acts as Chairman of the Board's Executive Committee and performs other business consulting for the Company. In 1993, $55,000 was paid to Mr. Rothwell pursuant to this Agreement.

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                    PARTICIPATION IN COMPENSATION DECISIONS

     During 1993 and currently, Mr. Kalebic, a member of the Company's Executive Committee served as an officer and director of Lane Industries, Inc. of which William N. Lane, III, the Company's Chairman is also the Chairman and Chief Executive Officer (see notes (g) and (j) to Election of Directors and Transactions with Management).

     During 1993 and currently, Mr. Lane has acted as a member of the Compensation Committee of the Board of Directors of Wallace Computer Services, Inc. of which Mr. Theodore Dimitriou, a Director of the Company, is Chairman of the Board.

     During 1993, executive officer compensation matters were principally decided by the Company's Executive Committee of the Board of Directors with the Board in whole having oversight authority. The Executive Committee and the Board also considered recommendations made by the Stock Option Plan Administrative Committee, with respect to stock option matters. The Board's Executive Committee consists of Messrs. Lane, Grua, Kalebic and Rothwell, who acts as Chairman. As members of the Company's Board and its Executive Committee, Messrs. Lane and Grua participated in deliberations concerning their own compensation and the compensation of the other executive officers of the Company.

                     EXECUTIVE OFFICERS OF THE COMPANY (1)

            NAME AND AGE                                    TITLE
            ------------                                    -----
William N. Lane, III, 50............  Chairman
Rudolph Grua, 65....................  President and Chief Executive Officer
Elliott L. Smith, 59................  Executive Vice President
Steven R. Baumhardt, 45.............  Senior Vice President, International Operations
Walter M. Hebb, 54..................  Senior Vice President, Corporate Development
John G. Lindroth, 56................  Senior Vice President, North American Sales
Govi C. Reddy, 49...................  Senior Vice President; President, Film Products
                                      Division
Eugene J. Angel, 53.................  Vice President; President, U.S. Ring
                                      Binder Corp.
Govind K. Arora, 45.................  Vice President, Manufacturing
Thomas F. Gueth, 44.................  Vice President, Research & Development
Joseph J. LaPorte, 62...............  Vice President, Corporate Relations
Edward J. McNulty, 54...............  Vice President and Chief Financial Officer
Steven Rubin, 46....................  Vice President, Secretary and General Counsel
Charles K. Shattuck, 45.............  Vice President, Office Products Group
Paul E. Wiedlin, 48.................  Vice President, Binder Operations

- ---------------
(1) All of the above-named officers have been actively engaged in the business of the Company for the past five years, in the capacity indicated above or in a substantially similar capacity, except: Steven R. Baumhardt, who before joining the Company in August, 1993, held various general management positions with the Eastman Kodak Company for more than the past five years, his most recent position being the General Manager of Central American and Caribbean Operations for the entire universe of Kodak brand products; Eugene
    J. Angel, who before joining the Company in July, 1991 had been the President and CEO of McBee Binder Corp., a loose leaf binder manufacturer, since 1988 and prior to holding that position had been, since 1984, Vice President, Sales for Wilson Jones, U.S.A., a manufacturer of a wide variety of office products; Thomas F. Gueth, who before joining the Company in November, 1991 had been the Director of Development

    Engineering for the Pitney Bowes Corporation, a manufacturer of mailing and other office equipment; and, Charles K. Shattuck, who before joining the Company in October, 1991, had been the Vice President-Marketing for the Office Products Division of Rubbermaid, Inc. Mr. Smith was named the Company's Executive Vice President in February, 1990 after serving as the Company's Senior Vice President, International since April, 1986. Mr. Arora was named to this position in April, 1992 after serving in various manufacturing positions with the Company since 1978, the most recent of which was Vice President, Operations of the Company's Film Products division. Before being named to this position in April, 1992 Mr. Wiedlin had acted as the Company's Vice President, Manufacturing since January 1989 and had held various senior line manufacturing management positions with the Company for more than five years prior to that time.

     There is no family relationship between any of the above named officers. All officers are elected for a one-year term by the Board of Directors or until reelected.

                        BOARD EXECUTIVE COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     In 1993, the Executive Committee of the Board of Directors approved the compensation policies and programs of the Company as they pertained to the Company's executive officers, with the Board having oversight responsibility on these issues. This Committee will also bear this responsibility for the year 1994. The members of the Executive Committee were Messrs. Grua, Kalebic, Lane, and Rothwell, who acts as Chairman. Mr. Lane and Mr. Grua are current officers and employees of the Company.

     The Company and the Committee have maintained the philosophy that executive officer compensation should be directly and materially linked to operating performance. Thus, executive officer compensation is heavily weighted towards bonuses paid on the basis of both corporate and personal performance and the growth in wealth that can be achieved through the exercise of options in the Company's common stock. Therefore, in years when the Company has had excellent earnings growth, its executive officers have been justly rewarded; and in less profitable years, total executive compensation has been negatively affected, such as in 1993, for which no bonuses were awarded.

     The principal components of the compensation package for executive officers of the Company are salary, bonus, and stock options. In addition, the Company's Chief Executive Officer ("CEO") has a deferred compensation agreement with the Company. The Committee believes that the compensation packages for the CEO and other executive officers are typical of other companies of the same general size and necessary to attract, properly motivate and retain a quality management team which will best serve the interests of the stockholders.

     Based on information provided in various compensation surveys subscribed to and received by the Company, the salaries of the CEO individually and of all other executive officers are approved by the Committee. The Committee believes, based on this information, that the salaries paid in 1993 to the CEO and the other executive officers, as well as their current salaries, are near the median of the average base salaries for executive officers of other comparable sized companies.

     Senior executive compensation is most closely related to corporate performance through awards made under the Management Incentive Compensation Plan (the "MIC Plan") and grants of options under the Company's 1989 Non-qualified Stock Option Plan. Under the MIC Plan participants can earn a bonus award, subject to minor adjustments, of up to 80% of annual salary. The maximum award under the MIC Plan was increased to this level in 1993 from up to 60% of annual salary in prior years to make the MIC Plan more competitive with similar plans offered by other comparable sized companies.

     The amount of bonus awarded under the MIC Plan is based on a combination of achieving certain annual corporate objectives as well as individual performance objectives. In 1993 and again for 1994, the corporate performance objective is based on attaining a certain earnings per share ("EPS") level. In 1993, the Company did not achieve targeted EPS nor did it achieve the minimum EPS level necessary to trigger any awards under the MIC Plan.

     The Committee also strongly believes that the granting of stock options to the CEO and the other senior executives should be an integral portion of over-all executive compensation. The opportunity to provide wealth to the executive group through the growth in value of the Company's common stock is an integral means of aligning the interest of management with stockholders and helps focus the attention of management on the long-term success of the Company. Options are granted to the CEO and the other executive officers on a periodic basis when the Stock Option Plan Administrative Committee, the Committee and the Board of Directors in whole deems such action appropriate.

     To further enhance the aligning of management interest with that of the Stockholders, the Committee and the Board implemented an executive stock ownership program effective January 1, 1994. Under the terms of this program, the Company's senior officers, as well as certain other members of management, are encouraged to acquire and maintain a certain level of ownership of the Company's Common Stock. The level of ownership called for ranges from a number of shares in value equal to or greater than one times annual salary for those employees with a salary level of $149,999 and below to two and one-half times salary for those employees with a salary level of $300,000 or above. Depending on length of service, an employee will have from five to seven years to attain their desired ownership levels, however, the Committee will monitor annually the progress being made by the employee to reach such level. If the Committee is not satisfied with the progress of share acquisition by any employee it could elect to recommend a reduction in future stock option grants to the affected employees by the Stock Option Plan Administration Committee.

     Recently enacted Sec. 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Senior Executive compensation Table that follows to $1 million, unless certain requirements are met. The Committee has determined not to modify the MIC Plan or any of the Company's other compensation programs at this time since compensation paid to executive officers under the current company programs would be less than the $1 million limit and since final rules have not been issued by the Internal Revenue Service. In the future, the Committee will periodically review the necessity of modifying the compensation programs for executive officers so that the corporate tax deduction is maximized, however, it will retain the flexibility to not make such modifications when it deems such action to be in the best interests of the Company and its shareholders.

                                           The Executive Committee
                                             Warren R. Rothwell,
                                                Chairman
                                             Rudolph Grua
                                             Thomas V. Kalebic
                                             William N. Lane, III

                         SENIOR EXECUTIVE COMPENSATION

     The following table shows the compensation paid and accrued by the Company during the last fiscal year to each of its five highest paid senior executives, including the Chief Executive Officer.


                                                                            LONG TERM
                                                                           COMPENSATION
                                                                           ------------                           TOTAL
                                           ANNUAL COMPENSATION                AWARDS                           COMPENSATION
                                 ---------------------------------------   ------------                        ------------
                                                         OTHER ANNUAL        OPTIONS/         ALL OTHER         (TOTAL OF
        NAME AND                 SALARY    BONUS(1)   COMPENSATION(2)(4)       SARS       COMPENSATION(3)(4)     COLUMNS
   PRINCIPAL POSITION     YEAR   ($)(A)     ($)(B)          ($)(C)             (#)              ($)(D)           A-D)($)
- ------------------------  ----   -------   --------   ------------------   ------------   ------------------   ------------
William N. Lane, III....  1993   190,000         0              34            10,000            15,352(5)         215,352
  Chairman of the Board   1992   178,000    26,515             122            18,000            13,912(5)         218,549
                          1991   168,000    25,200                                 0                              193,200

Rudolph Grua............  1993   351,667         0           8,363             8,000            23,422(5)         383,452
  President and Chief     1992   327,500    72,050           7,547            14,000            35,139(5)         442,236
  Executive Officer       1991   310,000    46,500                                 0                              356,500

Elliott L. Smith........  1993   199,667         0           4,344             2,500            10,031(5)         214,042
  Executive Vice          1992   189,167    23,645           4,267             4,000             9,545(5)         226,624
  President               1991   178,750    22,345                                 0                              201,095

Govi C. Reddy...........  1993   183,750         0           4,145             5,000            10,375(5)         198,270
  Senior Vice President;  1992   169,500    52,545           4,462             4,600             9,172(5)         235,679
  President, Film         1991   159,000    39,750                                 0                              198,750

  Products Division
John G. Lindroth........  1993   153,333         0           5,877             2,000             7,841(5)         167,051
  Senior Vice President,  1992   148,333    18,540           4,691             2,000             7,228(5)         178,792
  North American Sales    1991   143,333    11,470                                 0                              154,803


- ---------------

(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of such year.

(2) The above named individuals receive certain non-cash personal benefits, the aggregate cost of which to the Company are below applicable reporting thresholds. The amounts included in this column represent the amounts reimbursed to the named individuals for income taxes attributable to such personal benefits.

(3) Unless otherwise noted below, these amounts represent contributions by the Company to the Company's Profit Sharing, Savings and Retirement Plan Trust on behalf of the named individuals. This is a tax qualified deferred contributory Profit Sharing Plan in which all regular employees of covered domestic companies are eligible to participate after one year of service. The employee must contribute at least 2%, and may contribute up to 12%, of his compensation. The Company's contribution, subject to certain limitations, is the greater of 2% of compensation of participants or an amount determined by a formula based upon net income. The Company may make contributions in excess of the required amount (not in excess of the amount deductible for Federal income tax purposes) and has done so in every year except one since establishment of the Plan in 1963. For each year since 1972 Company contributions were 4.3% of participant's compensation. Participants become vested, except in certain situations, in the Company contributions and the earnings, if any, thereon at various percentages after two years of service becoming 100% vested after seven years of service. Of the individuals named in the compensation table at December 31, 1993, Messrs. Lane, Grua, Smith and Reddy were 100% vested and Mr. Lindroth was 80% vested in the Company portions of their account. Participants may, with the approval of the Plan's administration committee, withdraw their vested portion of the Company account upon termination of employment, retirement or death, or in certain hardship situations.

(4) This information is not required to be disclosed for fiscal years ended prior to December 15, 1992 and thus is not included in the table for such years.

(5) Also includes the following amounts paid by the Company for term life insurance premiums for the benefit of the named individuals in 1993 and 1992 respectively -- Mr. Lane $222 and $174, Mr. Grua $1,308 and $822, Mr. Smith $450 each year, Mr. Reddy $174 each year, and Mr. Lindroth $450 and $356. With respect to Mr. Grua, this amount also includes $6,973 for 1993 and $19,473 for 1992 accrued by the Company as an expense to fund future liabilities to Mr. Grua or his surviving spouse under a deferred compensation agreement it has entered into with Mr. Grua. Under the terms of this agreement, the Company will pay Mr. Grua, or his wife, the sum of $23,000 per year for a term of ten years following his 65th birthday, or at retirement should his employment with the Company continue past his 65th birthday. With respect to Messrs. Grua and Lane, this amount also includes $5,000 paid to each of them during 1993 as Board of Director's fees.

                                RETIREMENT PLAN

     The Company's Guaranteed Retirement Income Plan covering all employees who participate in the Company's Profit Sharing Plan provides in pertinent part for annual retirement benefits at age 65 after 30 years of benefit service equal to 50% of the average of the five highest consecutive years of compensation out of the last ten years worked. The retirement benefit is reduced by the annual income which would be provided by the purchase or funding of an annuity with the balance in the employee's retirement account under the Profit Sharing Plan and by 50% of the primary social security benefit payable at age 65. The amount of the retirement benefit and the social security offset are proportionately reduced for benefit service of less than 30 years. No benefit is payable, except in certain circumstances, to anyone with less than seven years participation in the Profit Sharing Plan.

     The table below shows the annual retirement benefit at age 65 which would accrue for each year of participation at the respective salary rates before the profit sharing retirement account and social security reductions.

<Caption

      AVERAGE
      ANNUAL
    COMPENSATION                  ANNUAL BENEFIT FOR YEARS OF PARTICIPATION INDICATED
      FOR 5              ----------------------------------------------------------------------
      HIGHEST              10                                             25
       YRS.               YEARS         15 YEARS        20 YEARS         YEARS         30 YEARS
    --------             -------        --------        --------        -------        --------
    $100,000             $16,667        $ 25,000        $ 33,333        $41,667        $ 50,000
     200,000              33,334          50,000          66,666         83,334         100,000
     300,000              50,000          75,000         100,000              *               *
     400,000              66,667         100,000               *              *               *
     500,000              83,334               *               *              *               *

     --------------------

     * Maximum retirement benefit--Under the Internal Revenue Code of 1986 (the "Code"), the maximum annual retirement benefit payable to or on behalf of a participant under the Retirement Plan in 1993 was limited to the lesser of (a) $115,641 or (b) 100% of the participant's average compensation for his highest three years, except that the maximum benefit limit can never be lower than the participant's accrued benefit under the Retirement Plan as of December 31, 1982.

     No contribution was made by the Company in 1993 for the Retirement Plan because the Plan has been actuarially determined to be currently overfunded with respect to any Plan liability to participants.

     All of the individuals listed in the cash compensation table presently participate in the Retirement Plan. For those individuals listed in the cash compensation table, their respective years of benefit service as of December 31, 1993 and covered compensation (salary, bonus paid during the year and commissions) for the year 1993 were as follows:


                                                      YEARS OF
                                                      BENEFIT            COVERED
                          INDIVIDUAL                  SERVICE            COMPENSATION
                          ----------                  -------            ------------
          William N. Lane, III......................   27                $216,515
          Rudolph Grua..............................    9                 423,717
          Elliott L. Smith..........................    7                 222,812
          Govi C. Reddy.............................   15                 236,295
          John G. Lindroth..........................    6                 171,873

                            STOCK OPTION INFORMATION

     The Company has two non-qualified stock option plans, one of which (the "1980 Plan") terminated on February 28, 1990. Although the 1980 Plan has terminated, options that have been granted thereunder may be exercised at various times until January 31, 1998. The other stock option plan (the "1989 Plan") was approved by the shareholders in 1989. Except as noted below, the two Plans are virtually identical in method of operation. Under the Plans options may be granted during a ten year period to officers, including officers who are directors, and other key employees of the Company to purchase the Common Stock of the Company at a price of not less than 85% of fair market value on the date of the grant. Options granted may be exercised in four equal parts over a period not to exceed eight years from the date of grant, except that no part of an option may be exercised until at least one year from the date of grant has elapsed. 1,050,000 shares of the Company's Common Stock have been reserved for issuance under the 1989 Plan which is administered by a Committee of three directors who are ineligible to receive options thereunder. All options terminate when an optionee ceases to be employed by the Company except in the cases of retirement, death or disability.

     The 1989 Plan provides that any option granted under the 1989 Plan may include a grant of stock appreciation rights ("SARs") simultaneously with the grant of the option or any time within six (6) months thereafter prior to the exercise, termination or expiration of such option. SARs represent the right of an optionee, without payment to the Company (except for applicable withholding taxes), to receive in cash the excess of the fair market value per share on the date on which SARs are exercised over the fair market value of the shares on the grant date. SARs may only be exercised during a period beginning on the third business day, and ending on the 12th business day, following the date on which the Company has released for publication its regular quarterly or fiscal year-end summary financial information. Exercise of SARs shall result in the extinguishment of the pro rata portion of the options to which they relate and the exercise of an option shall result in the extinguishment of the pro rata portion of their related SARs. The 1980 Plan did not provide for or include any Stock Appreciation Rights.

     The following table sets forth the details of options granted to the individuals listed in the Senior Executive Compensation Table during 1993. The second table in this section sets forth certain information with respect to options exercised by those individuals in 1993 as well as the value of their unexercised options at the end of the year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                            PERCENT OF
                             NUMBER OF        TOTAL
                             SECURITIES      OPTIONS/
                             UNDERLYING       SAR'S
                              OPTIONS/      GRANTED TO
                               SAR'S        EMPLOYEES      EXERCISE OR                       GRANT DATE
                             GRANTED(1)     IN FISCAL      BASE PRICE      EXPIRATION     PRESENT VALUE(2)
           NAME                 (#)            YEAR         ($/SHARE)         DATE              ($)
- ---------------------------  ----------     ----------     -----------     ----------     ----------------
William N. Lane, III.......    10,000          14.2           17.00          3/28/01           66,800
Rudolph Grua...............     8,000          11.3           17.00          3/28/01           53,440
Elliott L. Smith...........     2,500           3.5           17.00          3/28/01           16,700
Govi C. Reddy..............     5,000           7.0           17.00          3/28/01           33,400
John G. Lindroth...........     2,000           2.8           17.00          3/28/01           13,360

- ---------------
(1) All options granted to the named individuals were granted under the Company's 1989 Non-Qualified Stock Option Plan on March 29, 1993. Twenty-five percent (25%) of each option first became exercisable one (1) year after the respective grant date. Only twenty-five percent (25%) of an initial option grant may be exercised during any one (1) year period commencing with the anniversary date of an option grant. All of these options were granted with an exercise price equal to the closing price of the Company's Common Stock after trading on the grant date in the NASDAQ national market over-the-counter quotation system. No SARs were granted in connection with these option grants.
(2) Based on the Black-Scholes stock option pricing model. The following assumptions were made for purposes of calculating the Grant Date Present
    Value: the option term is assumed to be eight years; volatility at .3505; a dividend yield of 2.4%; and, a risk free interest rate of 6.23%. The actual value, if any, a named individual may realize will depend on the market value of the underlying shares at the time the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing stock options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                          AND FY-END OPTION/SAR VALUES

                                                                                       VALUE OF
                                                                     NUMBER OF        UNEXERCISED
                                                                    UNEXERCISED      IN-THE-MONEY
                                       SHARES                        OPTIONS/        OPTIONS/SARS
                                      ACQUIRED                       SAR'S AT          AT FY-END
                                         ON           VALUE           FY-END         EXERCISABLE/
                                      EXERCISE     REALIZED(1)     EXERCISABLE/      UNEXERCISABLE
                NAME                    (#)            ($)         UNEXERCISABLE          ($)
                ----                  --------     -----------     -------------     -------------
William N. Lane, III................    9,000         42,141       9,187/47,501           0/79,313
Rudolph Grua........................       --             --       7,250/26,000           0/0
Elliott L. Smith....................       --             --       8,156/14,313      59,468/40,792
Govi C. Reddy.......................       --             --       3,962/13,513      11,893/11,902
John G. Lindroth....................       --             --       1,437/ 5,376           0/0

- ---------------
(1) Value realized represents the difference between the option exercise price and the fair market value of the Company's Common Stock on the date the option was exercised.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Composite Index and the S&P Office Equipment and Supplies Index over the same period (assuming the investment of $100 in the Company's Stock, the NASDAQ Composite Index and the S&P Office Equipment and Supplies Index on December 31, 1988, and the reinvestment of all dividends).

                                                                       S&P Office
      Measurement Period         General Binding      NASDAQ Total     Equipment &
    (Fiscal Year Covered)         Corporation         Return Index      Supplies
         12/88                         100                100             100
         12/89                         137                121             109
         12/90                          86                103              85
         12/91                         102                165             135
         12/92                         107                192             158
         12/93                          90                219             180

                          TRANSACTIONS WITH MANAGEMENT

     In 1978 the Company implemented a Recapitalization Plan which had been previously approved by the stockholders. As part of the Plan the Company entered into an agreement with Lane Industries, Inc., providing for the sharing of Federal income tax savings, if any, between the Company and Lane Industries, Inc., resulting from the filing of consolidated Federal income tax returns. In 1993 the Company made $6,983,530 in payments pursuant to this Agreement as the Company's portion of its tax liability.

     In 1985 the Company entered into an Agreement with Lane Industries, Inc. under which the Company would receive twenty per cent (20%) of tax savings, if any, realized by filing unitary state tax returns on a combined basis with Lane Industries, Inc. In 1993 the Company made $207,600 in payments representing the Company's portion of its state income tax liabilities under this Agreement.

     Certain Lane Industries, Inc. personnel perform federal and state income tax planning, risk management and finance services for GBC. Since January 1, 1993 the Company has paid $590,423 to Lane Industries, Inc. for these and related support services and facilities costs. Management of the Company believes that these costs are reasonable and fair and that the expense incurred is less than the expense the Company would incur for employing its own personnel with comparable levels of skill and experience to perform these services.

     The Company makes reservations for business travel and accommodations through a travel agency which is controlled by Lane Industries, Inc. The Company pays the rates charged by the various carriers, hotels and car rental companies which in turn pay commissions to this travel agency. The Company booked approximately $1,494,823 of business travel and accommodations through such travel agency in 1993 and the first two months of 1994.

     On September 8, 1993 the Company purchased 4,387 shares of its Common Stock from the estate of June P. Rothwell, the deceased spouse of Warren R. Rothwell, a director of the Company. On February 7, 1994, the Company purchased an additional 1,000 shares from Mrs. Rothwell's estate. All of the shares purchased, which the Company will use for treasury purposes, were purchased at a price of $15.125 each which was the mean between the Company's bid and ask prices as quoted on the dates of the two transactions in the NASDAQ national market over-the-counter quotation system.

                        PROPOSAL TO RATIFY SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of the Audit Committee, has selected Arthur Andersen & Co. as independent public accountants to make an audit of the accounts of the Company for the year 1994. If this selection is not ratified, the Board of Directors will reconsider its selection.

     The firm of Arthur Andersen & Co. has audited the books of the Company and its predecessor annually since 1948, has offices in or convenient to most of the locations in the United States and foreign countries where the Company operates, and is considered to be well qualified. The Company has been advised by Arthur Andersen & Co. that neither the firm nor any of its partners has any financial interest, either direct or indirect in the Company or any of its subsidiaries. Representatives of Arthur Andersen & Co. will be present at the annual meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS FAVORS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS.

                             SHAREHOLDER PROPOSALS

     Any proposal by a shareholder which is to be presented at the annual meeting to be held in 1995 must be received at the Company's offices in Northbrook, Illinois not later than December 12, 1994 in order to be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be presented for consideration at the meeting. Should any other matter requiring stockholders' action or approval be presented to the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to take such action as shall be in accordance with their best judgment in the interest of the Company.

                                         By order of the Board of Directors

                                         STEVEN RUBIN
                                         Vice President, Secretary
                                           and General Counsel

Northbrook, Illinois
April 12, 1994

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR 1993 HAS BEEN MAILED TO ALL STOCKHOLDERS. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL.

PRELIMINARY COPY--

- --------------------------------------------------------------------------------
                                     THIS PROXY IS SOLICITED ON BEHALF OF
                                     THE BOARD OF DIRECTORS. The
                                     undersigned hereby appoints William
                                     N. Lane, III, Robert J. Stucker and
                                     Rudolph Grua, or any of them, with
                                     full power of substitution, to
                                     represent and to vote as designated
  [Copy White]         PROXY         below, all the shares of
                                     General Binding Corporation held of
                                     record by the undersigned on
                                     March 21, 1994, at the
                                     annual meeting of stockholders to be
                                     held on May 10, 1994, or at any
                                     adjournment thereof.

ONE GBC PLAZA, NORTHBROOK ILLINOIS 60062

       1. ELECTION OF DIRECTORS           / / FOR all nominees listed below           / / WITHOUT AUTHORITY
                                              (except as marked to the contrary           to vote for all nominees listed
                                              below)                                      below

          H. J. Bruce, J. M. Denny, T. Dimitriou, R. Grua, T. V. Kalebic,
          W. N. Lane, III, R. J. Stucker, A. C. Nielsen, Jr. and W. R.
          Rothwell

          Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line:

       -------------------------------------------------------------------

       2. Ratification of the appointment of Arthur Andersen & Co. as independent public accountants for the fiscal year 1993.

        / / FOR            / / AGAINST            / / ABSTAIN

       3. In their discretion upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
       DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC
       DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF
       DIRECTORS AND PROPOSAL 2.

           The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock and hereby ratifies and confirms all that said proxies and substitutes, or any of them, may lawfully do by virtue hereof.

       / / I (we) shall attend the meeting.

       / / I (we) shall not attend the meeting.

                                             Dated  ________________, 1994



                                             -----------------------------
                                             Signature



                                             -----------------------------
                                             Signature if held jointly

                                               Please sign exactly as name
                                             appears hereon. When signing
                                             as attorney, executor,
                                             administrator, trustee or
                                             guardian please give full
                                             title. If stock is held in
PLEASE MARK, SIGN, DATE AND RETURN THE       the name of more than
PROXY CARD PROMPTLY USING THE RETURN         one person, all named holders
ENVELOPE.                                    must sign the proxy.

                                                (OVER)
- --------------------------------------------------------------------------------